Exhibit  n (iii) under Form N-1A
                                              Exhibit 99 under Item 601/Reg. S-K

                                   MDT FUNDS
                               AMENDED RULE 18F-3
                              MULTIPLE CLASS PLAN

      The MDT Funds (formally the Optimum Q Funds) (the "Trust"), a registered investment company, on behalf of its All Cap Core Fund, the Balanced Fund, the Short Term Bond Fund, the Small Cap Value Fund, the Small Cap Growth Fund, the Small Cap Core Fund, the Mid Cap Growth Fund, the Large Cap Growth Fund and the Tax Aware/All-Cap Core Fund series (the "Funds"), has elected to rely on Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), in offering multiple classes of shares of the Funds. A majority of the Board of Trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust (as defined in the 1940 Act), has determined in accordance with Rule 18f-3(d) that the following plan (the "Plan") is in the best interests of each class individually and the Funds as a whole:

      1. CLASS DESIGNATION. The Funds will offer three classes of shares to be known as the Institutional Class, Class A Shares and Class C Shares.

      2. CLASS CHARACTERISTICS. Each class of shares will represent interests in the same portfolio of investments and will be identical in all respects to the other classes, except as set forth below:

     Institutional Class:     Institutional Class shares will be offered for sale at net asset value per share without the imposition of a sales charge. Institutional Class shares will not be subject to a distribution plan pursuant to Rule 12b-1 under the 1940 Act.

     Class A:                 Class A shares will be offered for sale at net asset value per share with a maximum front end sales charge of 5.50% of the average daily net assets of the Fund attributable to Class A shares, except for the Short Term Bond Fund - Class A, which will be offered for sale at net asset value per share with a front end sales charge of 1.00%. Class A shares will be subject to a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, which provides for an annual distribution fee of 0.35% of the average daily net assets of the Fund attributable to Class A shares, computed on an annual basis.
                              The distribution plan fees for the Class A shares will be used to pay:
                              (i) each applicable Fund's distributor a distribution and shareholder servicing fee of 0.25% for promoting and distributing Class A shares or for providing shareholder services; and (ii) others who render assistance in distributing, promoting or providing shareholder services to shareholders of
                              Class A shares.

     Class C:                 Class C shares will be offered for sale at net asset value per share with a contingent deferred sales charge ("CDSC") of 1.00% of the average daily net assets of the Fund attributable to Class C shares.
                              Class C shares will be subject to a distribution plan adopted pursuant to Rule 12b-1 under the 1940
                              Act, which provides for an annual distribution fee of 1.00% of the average daily net assets of the
                              Fund attributable to Class C shares on shares sold within 12 months of purchase, computed on an annual basis. The distribution plan fees for the Class C shares will be used to pay: (i) each applicable
                              Fund's distributor a distribution and shareholder servicing fee of 0.25% for promoting and distributing Class C shares or for providing shareholder services; and (ii) others who render assistance in distributing, promoting or providing shareholder services to shareholders of Class C shares.






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      3. EXPENSE ALLOCATIONS. The following expenses for the Funds will be allocated on a class-by-class basis, to the extent applicable and practicable:
(i) fees under the distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act; (ii) accounting, auditor, litigation or other legal expenses relating solely to a particular class; and (iii) expenses incurred in connection with shareholder meetings as a result of issues relating to a particular class. Income, realized and unrealized capital gains and losses, and expenses of the Funds not allocated to a particular class will be allocated on the basis of the net asset value of each class in relation to the net asset value of the applicable Fund. Notwithstanding the foregoing, a service provider for the Funds may waive or reimburse the expenses of a specific class or classes to the extent permitted under Rule 18f-3 of the 1940 Act.

      4. EXCHANGES. Institutional Class, Class A or Class C shares in one Fund may be exchanged at their relative net asset values for Institutional Class, Class A or Class C shares, respectively, in another Fund if available. Class A or Class C shares may be exchanged at net asset value for Institutional Class shares only if the requirements for investment in Institutional Class shares as to the type of investor and minimum initial or subsequent investment are met. Institutional Class shares may be exchanged at net asset value for Class A or Class C shares. The Funds' Class A, Class C and Institutional Shares may also be exchanged for the Class A, Class C and Institutional Shares, respectively, of any fund advised and distributed by subsidiaries of Federated Investors, Inc. Such exchange privilege will be effective upon Federated Investors, Inc.'s acquisition of a majority of limited liability interests in the investment adviser to the MDT Funds, MDTA LLC.

      5. CONVERSIONS. There are no conversion features associated with the Institutional Class, Class A or Class C shares.

      6. GENERAL. Shares of each Class will have equal voting rights and liquidation rights, and are voted in the aggregate and not exclusively by Class except in matters where a separate vote is required by the 1940 Act, or when the matter affects only the interest of a particular Fund or Class, such as each Class's respective arrangements under Rule 18f-3 of the 1940 Act. Each Class will have in all other respects the same rights and obligations as each other Class. On an ongoing basis, the Board of Trustees will monitor the Plan for any material conflicts between the interests of the Classes of shares. The Board of Trustees will take such action as is reasonably necessary to eliminate any conflict that develops. The Funds' investment adviser and distributor will be responsible for alerting the Board of Trustees to any material conflicts that may arise. Any material amendment to this Plan must be approved by a majority of the Board of Trustees, including a majority of the trustees who are not interested persons of the Trust, as defined in the 1940 Act. This Plan is qualified by and subject to the then current prospectus for the applicable Class, which contains additional information about that Class.










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